EXHIBIT 99.2

UNITED STATES DISTRICT COURT
NORTHERN DISTRICT OF OHIO, EASTERN DIVISION

PHILLIP GOLDSTEIN, Plaintiff,	Civil Action No.1:02 CV 1903

- versus -	Judge Daniel Nugent

BRANTLEY CAPITAL CORP., ROBERT P. PINKAS,	Magistrate Judge
IVS ASSOCIATES, INC., JAMES P. OLIVER,	Jack B. Streepy
and BENJAMIN F. BRYAN,
Defendants.

PLAINTIFF’S LIMITED OBJECTIONS TO PORTIONS OF
MAGISTRATE’S REPORT AND RECOMMENDATIONS

     In the Report and Recommended Decision of Magistrate Judge dated December 18, 2002 (the “Decision”), Magistrate Judge Streepy recommended that plaintiff’s “motion for a preliminary injunction be granted and that the defendants be enjoined from refusing to count the 1.6 million votes submitted by Goldstein at the annual meeting.” (Decision at p. 22) (the “Recommendation”). Plaintiff endorses the Recommendation. However, in an exercise of caution, plaintiff hereby asserts limited objections to certain findings in the Decision, solely to preserve such objections.1

The Record

[1] Plaintiff confesses some confusion concerning his obligation to object to a Magistrate Judge’s Report and Recommendation recommending that the Court grant him the precise relief he has requested. Although all of the case law plaintiff found concerns objections and appeals by the party on the losing end of a Magistrate Judge’s recommendation, plaintiff is concerned that a literal reading of the case law could be construed to deprive “any party” of the right to appeal a subsequent order of the district court, irrespective of whether the order is consistent with the Report and Recommendation. See e.g., United States of America v. Campbell, 261 F.3d 628, 631-632 (6th Cir. 2000) (“any party who wishes to object must file and serve objections or further appeal is waived”) citing, Thomas v. Arn, 728 F.2d 813 (6th Cir. 1984) aff’d 474 U.S. 140 (1985).

     The Decision was based upon an extensive evidentiary record, coupled with briefing and oral argument by all parties. Included in the record are 69 documentary exhibits admitted in evidence, two full days of live testimony (November 18-19, 2002) by nine fact witnesses (one by designation of his deposition transcript); the parties’ pretrial briefs and proposed findings of fact and conclusions of law; in limine motions by defendants; and closing arguments by counsel on November 20, 2002. The transcript of the evidentiary hearing is 573 pages. The official transcript of the September 17, 2002 Brantley Capital Corp. Annual Meeting of Shareholders (PX 1) is 83 pages.

     From this record, Magistrate Judge Streepy concluded in his Recommendation that Brantley Capital Corp.’s shareholders who gave proxies to plaintiff must have their 1.6 million votes counted in the election of directors. The Court carefully reviewed, weighed, and waded through the evidence and the parties’ respective arguments, rejecting defendants’ position that maneuvers or errors by corporate fiduciaries can trump the rights of a publicly traded investment company’s shareholders to have their votes counted and holding that efforts to do so constitute a breach of fiduciary duty.

     The Court performed yeoman’s work in distilling the record in this case to a Decision which hits the bull’s-eye on the appropriate outcome. However, inevitably, certain errors appear. None of these errors should affect the disposition of this case. Some are purely typographical. 2 However, in an abundance of caution, Plaintiff submits this limited objection, solely to preserve rights in the event of a later appeal.

OBJECTIONS TO FINDINGS OF FACT

[2] In the preamble, at page 1, “Riley Pinkas” should be “Robert Pinkas,” and “IVS Assistance, Inc.” should be “IVS Associates, Inc.” At page 5, paragraph 13 of the Decision, “Audit Data Processing” should be “Automatic Data Processing.”

Finding of Fact No. 6.

     The Court found that non-party Richard Barone and plaintiff Phillip Goldstein “began negotiating with Pinkas to determine whether Brantley Capital, or some other interested individual, would purchase their shares.” Plaintiff objects solely to the extent that any inference could be drawn therefrom by a reviewing court that the Court found that Barone and/or Goldstein initiated the negotiations. Goldstein testified that Pinkas initiated the negotiations and offered to find a buyer for Goldstein’s shares, Tr. at 248:25 – 249:9; Tr. at 251:19 – 25; Tr. at 362:16 – 22; Pinkas independently also offered to find a buyer for Barone’s shares. Tr. at 253:18 – 254:5; 394:14 – 395:25.

Finding of Fact No. 32.

     The Court found that when Goldstein took his proxies back from IVS and left the meeting room after his second motion to close the polls had been denied, his actions were “reckless” and without any “rational basis” because “(b)y doing so, he ran the risk that the meeting would be adjourned, and the votes of 1.6 million shares would not be counted.” Goldstein testified that he left the room to call ADP to confirm that there were no more proxies coming in. Pinkas had refused to close the polls on the pretext that more votes were coming in. Tr. at 312:8 – 13; 347:17-20. If any questions arose on his call with ADP as to whether a particular proxy had already been received, it was rational for Goldstein to have the physical proxies available to refer to. [Tr. at 312:8-13.] Moreover, after Pinkas’ second refusal to entertain a motion to close the polls, Goldstein did not want his proxies out of his sight while he was out of the room to call ADP. [Tr. at 63:17 – 64-1; 350:19-351:8]. Goldstein had no reason to suppose or suspect that after twice denying Goldstein’s motions to close the polls, and then opening the meeting to a new round of open-ended questions about Brantley’s investments, that

Pinkas would or could quickly close the polls without notice while Goldstein was out of the room for a few minutes. [Tr. at 356:11 – 22; Tr. at 312:2 – 6.] Goldstein was not irrational or reckless, but merely naive, to have underestimated the depths of Pinkas’ treachery. Even Goldstein had a right to expect that chairman Pinkas would not commit such a flagrant breach of his fiduciary duty to Brantley shareholders.

Findings of Fact No. 37.

     The Magistrate Judge found that “[i]t is not unusual that there is no time announced in advance as to when the polls will close, nor is it unusual not to have any advance notice of when polls will be closed.” The Court cited only the self-serving testimony of Michael Barbera, an officer of defendant IVS for this proposition. However, Barbera’s testimony was elicited solely to demonstrate inexperience with the law which expressly governs his conduct at most of the meetings at which he serves as inspector. Barbera, an officer of defendant IVS, whose sole office is in Newark, Delaware, testified that “approximately half” of the meetings for which he serves as inspector of elections were for Delaware corporations. (Tr. at 989:21). However, Barbera, who called himself an “expert on annual meetings,” was completely unaware of Delaware General Corporations Law Section 231(c) (“Voting Procedures and Inspector of Elections”) which provides:

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting.

[Tr. 98:21-98:16.] Thus, Barbera’s testimony about his knowledge of usual procedures on poll closings was thoroughly impeached, wrong as a matter of law, and cannot support a finding of fact as to usual practice.

Findings of Fact No. 40.

     The Magistrate Judge found that “since Pinkas had closed the polls, IVS could not count the shares that Goldstein resubmitted.” Plaintiff believes this was merely inadvertent error in the misuse of the word “could”. The undisputed evidence is that IVS did count the Goldstein proxies for 1.6 million shares as present for quorum purposes, but did not count the shares represented by Goldstein’s proxies as voted. There is no basis for finding that IVS “could not” count the shares for voting purposes.3 Indeed, in its well-reasoned Decision, the Court reached the opposite conclusion and recommended that IVS can and must count the shares. IVS took the position that it was entirely neutral on the claims litigated and that it could and would count the Goldstein proxies as voted if Goldstein prevailed. [Tr. at 50:6-51:8.]

Findings of Fact No. 43.

     The Court found that “[i]f Goldstein’s proxy votes had been counted, his slate of directors would have been elected by approximately 350,000 votes.” The evidence demonstrates clearly that if Goldstein’s proxy votes had been counted, his slate of directors would have been elected by more than 400,000 votes. PX 34; T. 226; PX 4.

Erroneous Statement of Fact in the Report and Recommendation.

     In the section entitled “Conclusions of Law,” the Decision states that Goldstein submitted the proxies “approximately five to ten minutes after the polls were closed.” See Decision. The testimony was unanimous that Goldstein submitted his proxies five minutes or less after retrieving them from IVS, and that Pinkas ordered the polls closed in the interim. Tr. at 51:25-52:2; 161:15 - 19; 192:10 - 193:20-196:13; 313:2 - 314:15; 315:14 - 316:7; 410:16-412:21; PX 6.

[3] In fact, IVS was required to ensure a fair election (PX 5).

OBJECTIONS TO CONCLUSIONS OF LAW

Unclean Hands — Breach of Fiduciary Duty

     The Court found that Goldstein had unclean hands, because he took the proxies out of the meeting room, and that Goldstein breached a fiduciary duty to the shareholders whose proxies he was voting. See Decision at 15. Plaintiff objects to the Magistrate Judge’s finding that plaintiff breached any fiduciary duty. The cases cited in the Decision do not support such a finding.4

     Goldstein’s actions were naive at worst. It was never his intent to prevent any shareholders’ vote from being counted. Goldstein’s conduct was always intended to be for the benefit of the shareholders who gave him proxies. He twice moved to have the polls closed while his proxies were in the inspector’s possession. [PX 1.] He immediately sought to have the proxies counted after Pinkas closed the polls.[Tr. at 316:2-7.] He wrote to the inspector of

[4] In Hauth v. Giant Portland Cement Co., 33 Del. Ch. 496 (Del. Ch. 1953), the Delaware Chancery court held that absent fraud the person designated as proxy is presumed to have carried out his fiduciary duties to the stockholders who gave him their proxies. 33 Del. Ch. at 501. In Willoughby v. Port, 182 F. Supp. 496 (S.D.N.Y. 1960), the person soliciting proxies was found to have omitted material information in his solicitations. In, Steinberg v. American Bantam Car Co., 76 F. Supp. 426 (W.D. Pa. 1948), the court discussed the duties of a proxyholder solely in the context of determining whether shareholders and proxy holders were indispensable parties to a lawsuit seeking to force the holding of an annual meeting. None of these situations applies here.

election protesting the failure to count those proxies. [PX 8.] He spent his own money to prosecute this lawsuit to insure that Brantley’s shareholders’ votes were counted. [Tr. at 163:21- 164:5; 390:1-3.]

     By contrast, Pinkas acted with the opposite intent. It was beyond Goldstein’s duty as proxy to foresee that Pinkas, who as chairman of the shareholders’ meeting was a fiduciary to every shareholder, would intentionally breach his fiduciary duty by trying to take personal advantage of Goldstein’s brief absence from the meeting room to close the polls by fiat, without any notice, and thereby exclude the 1.6 million votes of Brantley shareholders.

     Notably, the very shareholders who were disenfranchised by Pinkas testified in support of Goldstein. See, Greensboro Prof’l Baseball Club, Inc. v. Southern League of Prof’l Baseball Clubs, Inc., 681 F. Supp. 1104, 1107 (M.D.N.C. 1988) (failure of proxy holder to exercise his duty subjects him to potential liability only to stockholders). No shareholder has brought an action against Goldstein for breach of fiduciary duty, and the Court should not issue a gratuitous conclusion of law on the issue which is not before it on motion or pleading of any party to assert it.5

Dated: January 3, 2003

EDWARD F. SIEGEL, ESQ. (0012912)

[5] Indeed, in McLain v. Lanova Corp., 28 Del. Ch. 176, 183-84 Del. Ch. 1944), cited by the Decision, the court held that a proxy holder had not abused his powers, specifically noting, as here, that the proxy holder’s “principals [were] not claiming that he was an unfaithful agent.”

23230 Chagrin Boulevard #715
Cleveland Ohio 44122
Tel: (216) 504-5200
Fax: (216) 514-5126
email: efsiegel@hotmail.com

Richard W. Cohen, Esq.
Michelle Rago, Esq.
LOWEY DANNENBERG BEMPORAD &
SELINGER, P.C.
One North Lexington, 11th Floor
White Plains, NY 10601
Tel: (914) 997-0500
Fax: (914) 997-0035
email: rcohen@ldbs.com
email: mrago@ldbs.com

Attorneys for Plaintiff

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